UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2010

ARCADIA RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	001-32935	88-0331369
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9320 Priority Way West Drive, Indianapolis, Indiana	46240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 569-8234

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Arcadia Services, Inc. (“ASI”), a wholly-owned subsidiary of the registrant, and ASI’s wholly-owned subsidiaries have an outstanding line of credit agreement and related security agreement and revolving credit note with Comerica Bank. Advances under the line of credit facility cannot exceed the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time. Effective October 31, 2010, ASI and its subsidiaries executed an amendment to the Comerica line of credit agreement and revolving credit note, and ASI separately executed an amendment to the related security agreement, which collectively (a) extended the maturity date of the facility from August 1, 2011 to April 1, 2012, (b) reduced the total available advances permitted under the formula from $14 million to $11 million, (c) requires the Company to maintain a minimum deposit amount with Comerica of $1,000,000, (d) modified ASI’s tangible effective net worth and subordinated debt covenants to bring them in line with ASI’s current tangible net worth and subordinate debt levels, and (e) waived any non-compliance with the previous tangible effective net worth and subordinated debt covenants.

Copies of the amendments to the credit agreement and related security agreement and revolving credit note will be filed as exhibits to the Company’s Form 10-Q for its fiscal quarter ended September 30, 2010.

On October 26, 2010, the registrant issued a press release announcing that ASI and its subsidiaries had reached agreement with Comerica on the terms of the amendments that have been executed. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press Release dated October 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.

By: /s/ Matthew R. Middendorf
Matthew R. Middendorf
Its: Chief Financial Officer, Treasurer and
Secretary

Dated: November 1, 2010